Exhibit 10.1

THIRD AMENDMENT TO OFFICE LEASE

THIS THIRD AMENDMENT TO OFFICE LEASE (this “Amendment”) is made and entered into as of August 17, 2021, by and between KR 100 FIRST STREET OWNER, LLC, a Delaware limited liability company (“Landlord”), and OKTA, INC., a Delaware corporation (“Tenant”).

RECITALS

A.Landlord and Tenant are parties to that certain Office Lease dated December 2, 2017 (the “Original Lease”), which Original Lease has been previously amended by that certain First Amendment to Office Lease dated as of August 27, 2019 (the “First Amendment”) and that certain Second Amendment to Office Lease dated as of October 14, 2020 (and together with the Original Lease and the First Amendment, collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing 266,366 rentable square feet (the “Existing Premises”) in the building located at 100 First Street, San Francisco, California (the “Building”), comprised of: (i) 23,289 rentable square feet of space described as Suite 400 on the fourth (4th) floor of the Building; (ii) 23,289 rentable square feet of space described as Suite 500 on the fifth (5th) floor of the Building; (iii) 23,289 rentable square feet of space described as Suite 600 on the sixth (6th) floor of the Building; (iv) 23,289 rentable square feet of space described as Suite 700 on the seventh (7th) floor of the Building; (v) 19,039 rentable square feet of space described as Suite 800 on the eighth (8th) floor of the Building; (vi) 19,039 rentable square feet of space described as Suite 900 on the ninth (9th) floor of the Building; (vii) 19,039 rentable square feet of space described as Suite 1000 on the tenth (10th) floor of the Building; (viii) 19,039 rentable square feet of space described as Suite 1100 on the eleventh (11th) floor of the Building; (ix) 9,137 rentable square feet of space described as Suite 1200 on the twelfth (12th) floor of the Building; (x) 19,060 rentable square feet of space described as Suite 1400 on the fourteenth (14th) floor of the Building; (xi) 18,694 rentable square feet of space described as Suite 1500 on the fifteenth (15th) floor of the Building; (xii) 19,401 rentable square feet of space described as Suite 1600 on the sixteenth (16th) floor of the Building; (xiii) 19,401 rentable square feet of space described as Suite 1700 on the seventeenth (17th) floor of the Building; and (xiv) 11,361 rentable square feet of space described as Suite 2400 on the twenty-fourth (24th) floor of the Building.

B.Tenant has requested that additional space containing 19,630 rentable square feet described as Suite 1300 on the thirteenth (13th) floor of the Building, as shown on Exhibit A hereto (the “Second Expansion Space”), be added to the Existing Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.Expansion and Effective Date. Effective as of the date that is the later of (i) February 1, 2022 and
(ii) five (5) months after the Second Expansion Space Construction Start Date (as defined below) (the “Second Expansion Effective Date”), the Existing Premises is increased from 266,366 rentable square feet in the Building to 285,996 rentable square feet in the Building by the addition of the Second Expansion Space, and from and after the Second Expansion Effective Date, the Existing Premises and the Second Expansion Space, collectively, shall be deemed the “Premises”, as defined in the Lease, and as used herein. The Lease Term for the Second Expansion Space shall commence on the Second Expansion Effective Date and end on the Lease Expiration Date (i.e., October 31, 2028). The Second Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Existing Premises unless such concessions are expressly provided for herein with respect to the Second Expansion Space. Without limiting the generality of the foregoing, during any period from and after the Second Expansion Effective Date that Tenant is entitled to provide janitorial services, equipment and supplies to the Second Expansion Space and Tenant does provide such janitorial services, equipment and supplies to the Second Expansion Space in accordance with Section 6.1.5 of the Original Lease, Tenant shall be entitled to the Janitorial Credit, subject to and in accordance with the terms and conditions of Section 6.1.5 of the Original Lease.

1.1Landlord and Tenant acknowledge and agree that Landlord has currently leased the Second Expansion Space to Box, Inc., a Delaware corporation (“Box”), pursuant to the terms of that certain Office Lease dated May 11, 2012 (as the same may have been previously amended, the “Box Master Lease”). Tenant is currently in possession of the

Second Expansion Space pursuant to the terms of that certain Sublease dated as of December 5, 2019 (the “Sublease”) entered into by and between Box and Tenant. Notwithstanding the foregoing or anything to the contrary contained in the Lease, as amended hereby, that certain Landlord Consent to Sublease dated as of January 8, 2020 among Box, Landlord and Tenant (the “Consent to Sublease”) with respect to the Sublease and/or the Box Master Lease, if the Box Master Lease or Box’s right to possession under the Box Master Lease terminates with respect to the Second Expansion Space prior to August 31, 2021, (i) Landlord shall be deemed to have automatically succeeded to the interests of “Sublandlord” under the Sublease, (ii) Tenant shall automatically attorn to Landlord as the “Sublandlord” under the Sublease (if then in effect) and Landlord shall recognize Tenant as the “Subtenant” under the Sublease, and (iii) neither the Sublease, nor Tenant’s leasehold estate under the Sublease and the Second Expansion Space, nor any of Tenant’s rights in and to the Sublease shall be terminated, disturbed or otherwise affected by reason of any default under the Box Master Lease or the termination of the Box Master Lease. Upon such attornment and recognition, the Sublease shall continue in full force and effect as, or as if it were, a direct lease between Landlord and Tenant, upon all of the terms, conditions and covenants as are set forth in the Sublease.

1.2If the Sublease terminates with respect to the Second Expansion Space on or before August 31, 2021 without a concurrent termination of the Box Master Lease with respect to the Second Expansion Space, subject to the terms of the Box Master Lease and Landlord’s rights and obligations thereunder, Landlord shall not restrict Tenant from remaining in possession of the Second Expansion Space, it being agreed that, in such event, Box as the “Tenant” under the Box Master Lease would have a superior right to the Second Expansion Space and that Landlord may not have a right to permit such possession by Tenant if Box does not permit the same. If Box claims a holdover in the Second Expansion Space following expiration of Box Master Lease for any reason, then, subject to the remainder of this Section, Landlord shall not object to Tenant’s occupancy of the Second Expansion Space and Landlord shall use commercially reasonable efforts to obtain legal and physical possession of the Second Expansion Space from Box and the Second Expansion Space Construction Start Date shall be postponed until Landlord is able to deliver possession of the Second Expansion Space to Tenant free of occupancy by any other party. Except as otherwise expressly provided in Section 1.5 below, in no event shall any such inability by Landlord to deliver possession of the Second Expansion Space to Tenant be deemed a default by Landlord under the Lease, as amended hereby, or subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease, as amended hereby. If the Second Expansion Space Construction Start Date is delayed, the Lease Expiration Date under the Lease shall not be similarly extended. Landlord acknowledges and agrees that if the Box Master Lease remains in effect through the expiration of the term thereof, Tenant shall be permitted to remain in possession of the Second Expansion Space through and including the Second Expansion Space Construction Start Date, and Box shall not be deemed to be in holdover as a result thereof. Landlord hereby waives any repair, restoration or other surrender obligations with respect to the Second Expansion Space under the Box Master Lease, Consent to Sublease and/or Sublease.

1.3Subject to the terms of this Section 1.3, as of September 1, 2021 (such date, subject to adjustment pursuant to Section 1.2 above, is hereinafter referred to as the “Second Expansion Space Construction Start Date”), Landlord grants Tenant the right to enter the Second Expansion Space (provided Tenant has delivered all prepaid rental and insurance certificates required hereunder) at Tenant’s sole risk, solely for the purpose of performing the Second Expansion Space Improvements (as defined below), installing telecommunications and data cabling, equipment, furnishings and other personalty, and for the storage of furniture and equipment, in accordance with the terms and conditions of this Amendment and the Lease. In addition, Tenant shall have the right to conduct business operations within the Second Expansion Space prior to the Second Expansion Effective Date, subject to and in accordance with the terms of this Section 1.3. Such possession prior to the Second Expansion Effective Date shall be subject to all of the terms and conditions of the Lease, as amended, except that Tenant shall not be required to pay Base Rent or Tenant’s Share of Direct Expenses applicable to the Second Expansion Space with respect to the period of time prior to the Second Expansion Effective Date during which Tenant occupies the Second Expansion Space solely for such purposes; provided, however, that Tenant shall be obligated to pay (a) the costs and expenses, calculated in accordance with the TCCs of Section 6.2 of the Original Lease, associated with any HVAC provided to Tenant after Building Hours (as defined below) at Tenant’s request and (b) Landlord’s reasonable costs and expenses to provide any additional

Building security after Building Hours required due to any reasonable increased risk to property at the Building from Tenant’s construction activities as mutually agreed upon by Landlord and Tenant or as may otherwise be required by applicable Law. Notwithstanding the foregoing, if Tenant takes possession of any portion of the Second Expansion Space before the Second Expansion Effective Date for the purpose of conducting Tenant’s business therein, such possession shall be subject to the terms and conditions of the Lease, as amended, and Tenant shall pay Base Rent and Tenant’s Share of Direct Expenses for the Second Expansion Space and any other charges payable hereunder commencing on the date on which Tenant commenced conduct of business in the Second Expansion Space. Tenant’s use of the Second Expansion Space for storage of furniture and other personal property shall not be deemed the conduct of business for the purposes of this Section 1.3. Said early possession shall not advance the Lease Expiration Date.

1.4Subject to the applicable express terms of this Amendment, the Second Expansion Space (including improvements, if any) shall be accepted by Tenant in its “as-built” condition and configuration existing on the Second Expansion Space Construction Start Date. Landlord shall provide an allowance (the “Second Expansion Space Improvement Allowance”) in the amount of up to $1,963,000.00 (i.e., $100.00 per rentable square foot of the Second Expansion Space). Such Second Expansion Space Improvement Allowance shall be applied toward the cost of initial improvements to be performed in the Second Expansion Space (the “Second Expansion Space Improvements”) in accordance with the TCCs of the Work Letter. The Second Expansion Space Improvement Allowance shall be disbursed during construction of the Second Expansion Space Improvements in the same manner and subject to the same conditions and limitations as applicable to the disbursement of the “Improvement Allowance” pursuant to the Work Letter, except as modified by Section 7 hereof.

2.Second Expansion Space Base Rent. As of the Second Expansion Effective Date, the schedule of Base Rent payable with respect to the Second Expansion Space for the balance of the original Lease Term is the following:

Period	Rentable Square Footage	Annual Base Rent*	Monthly Installment of Base Rent*	Annual Rental Rate per Rentable Square Foot*
Second Expansion Space Lease Year 1	19,630	$1,630,271.50	$135,855.96	$83.05
Second Expansion Space Lease Year 2	19,630	$1,679,179.65	$139,931.64	$85.54**
Second Expansion Space Lease Year 3	19,630	$1,729,555.04	$144,129.59	$88.11**
Second Expansion Space Lease Year 4	19,630	$1,781,441.69	$148,453.47	$90.75**
Second Expansion Space Lease Year 5	19,630	$1,834,884.94	$152,907.08	$93.47**
Second Expansion Space Lease Year 6	19,630	$1,889,931.49	$157,494.29	$96.28**
Second Expansion Space Lease Year 7	19,630	$1,946,629.43	$162,219.12	$99.17**
All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby, except that the sixth (6th) full month’s Base Rent for the Second Expansion Space (i.e., the amount due following the Second Expansion Space Base Rent Abatement, as described below) shall be paid by Tenant within ten (10) days following the full execution and delivery of this Amendment. For purposes of the foregoing schedule, “Second Expansion Space Lease Year 1” shall mean the twelve (12) calendar month period commencing on the Second Expansion Effective Date and ending on the last day of the month in which the first anniversary of the Second Expansion Effective Date occurs (or if the Second Expansion Effective Date is the first day of a calendar month, then the first Second Expansion Space Lease Year shall commence on the Second Expansion Effective Date and end on the day immediately preceding the first anniversary of the Second Expansion Effective Date), and the second and each succeeding Second Expansion Space Lease Year shall commence on the first day of the next calendar month; and further provided that the last Second Expansion Space Lease Year shall end on the Lease Expiration Date.

* The initial Annual Base Rent amount was calculated by multiplying the initial Annual Rental Rate per Rentable Square Foot amount by the number of rentable square feet of space in the Second Expansion Space, and the initial Monthly Installment of Base Rent amount was calculated by dividing the initial Annual Base Rent amount by twelve (12). Both Tenant and Landlord acknowledge and agree that multiplying the Monthly Installment of Base Rent amount by twelve (12) does not always equal the Annual Base Rent amount. The calculation of each Annual Base Rent amount reflects an annual increase of three percent (3%) commencing on the first (1st) day of Second Expansion Space Lease Year 2 and each Monthly Installment of Base Rent amount was calculated by dividing the corresponding Annual Base Rent amount by twelve (12).
** The amount(s) identified in the column entitled “Annual Rental Rate per Rentable Square Foot” are rounded amounts provided for informational purposes only.

During the period commencing as of the Second Expansion Effective Date through the date which is five (5) months following the Second Expansion Effective Date (the “Second Expansion Space Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Second Expansion Space during the Second Expansion Space Rent Abatement Period. Landlord and Tenant acknowledge that the aggregate amount of the Second Expansion Space Base Rent Abatement equals $679,279.80 (the “Second Expansion Space Base Rent Abatement”). Tenant acknowledges and agrees that during the Second Expansion Space Rent Abatement Period, such abatement of Base Rent for the Second Expansion Space shall have no effect on Tenant’s obligation to pay Base Rent or Direct Expenses with respect to any other portion of the Premises or the calculation of any future increases in Base Rent or Direct Expenses payable by Tenant with respect to the Second Expansion Space pursuant to the terms of this Amendment, which increases shall be calculated without regard to such Second Expansion Space Base Rent Abatement. Additionally, Tenant shall be obligated to pay all “Additional Rent” (as that term is defined in Section 4.1 of the Original Lease) during the Second Expansion Space Rent Abatement Period subject to Section 4.4 of the Original Lease. Tenant acknowledges and agrees that the foregoing Second Expansion Space Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Amendment, and for agreeing to pay the Base Rent and perform the terms and conditions otherwise required under the Lease, as amended hereby. If Tenant shall be in default under the Lease, as amended hereby, and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Lease, as amended hereby, then Tenant’s right to receive the Second Expansion Space Base Rent Abatement shall toll (and Tenant shall be required to pay Base Rent with respect to the Second Expansion Space during such period) until Tenant has cured, to Landlord’s reasonable satisfaction, such default and at such time Tenant shall be entitled to receive any unapplied Second Expansion Space Base Rent Abatement until fully applied.

3. 280,000 RSF Leasing Requirement Rights. Notwithstanding anything to the contrary contained in the Lease, as amended hereby, Tenant has satisfied the 280,000 RSF Leasing Requirement as of the Second Expansion Space Construction Start Date and accordingly as of the Second Expansion Space Construction Start Date Tenant shall have the rights set forth in Section 12.8, Section 12.9 and Section 12.10 of the First Amendment.

4.Tenant’s Share. For the period commencing with the Second Expansion Effective Date and ending on the Lease Expiration Date, Tenant’s Share for the Second Expansion Space is 4.33% of the Office Space, and Tenant’s Share for the Second Expansion Space and the Existing Premises is, collectively, 63.12% of the Office Space.

5.Additional Rent. For the period commencing with the Second Expansion Effective Date and ending on the Lease Expiration Date, Tenant shall pay for Tenant’s Share of Direct Expenses applicable to the Second Expansion Space in accordance with the terms of the Lease, as amended hereby; provided, however, during such period, the Base Year for the computation of Tenant’s Share of Direct Expenses solely with respect to the Second Expansion Space is calendar year 2022; provided, further, however, that if the actual Second Expansion Effective Date occurs after September 30, 2022, the Base Year for the computation of Tenant’s Share of Direct Expenses solely with respect to the Second Expansion Space shall be calendar year 2023.

6.Improvements to Second Expansion Space.

6.1Condition of Second Expansion Space. Except as specifically set forth in this Amendment and the Work Letter, as of the Second Expansion Space Construction Start Date, Tenant shall accept the Second Expansion Space in its existing “as-is” condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Second Expansion Space. Notwithstanding the foregoing, Landlord agrees that the Building Systems serving the Second Expansion

Space shall be in good working order as of the Second Expansion Space Construction Start Date. Except to the extent caused by a BS/BS Exception or otherwise arising in connection with any Alterations performed by or on behalf of Tenant, if such Building Systems serving the Second Expansion Space are not in good working order as of the Second Expansion Space Construction Start Date, Landlord shall be responsible for repairing the same at Landlord’s sole cost and expense, provided that Tenant has delivered written notice to Landlord with respect to any Building Systems in the Second Expansion Space, no later than forty-five (45) days following the Second Expansion Effective Date.

6.2Responsibility for Improvements to Second Expansion Space. Landlord shall perform the Landlord Work (as defined in the Work Letter) in accordance with the terms of the Work Letter, as amended by Section 7 below.

7.Work Letter Revisions.

7.1Work Letter Process. Tenant may perform the construction of the Second Expansion Space Improvements with respect to the Second Expansion Space in accordance with the terms of the Work Letter attached as Exhibit B to the Original Lease, as amended by this Amendment. Accordingly, for purposes of this Amendment, (i) all references in the Work Letter to “Improvements” shall mean and refer to the “Second Expansion Space Improvements”, (ii) all references in the Work Letter to “Must-Take Space” and “Must- Take Space Improvements” shall mean and refer to the “Second Expansion Space” and “Second Expansion Space Improvements”, respectively, (iii) all references in the Work Letter to “Improvement Allowance” shall mean the “Second Expansion Space Improvement Allowance”, (iv) all references in the Work Letter to “Delivery Date” shall mean “Second Expansion Space Construction Start Date”, (v) all references in the Work Letter to “Lease Commencement Date” shall mean “Second Expansion Effective Date”,
(vi) the third to final sentence of Section 2.2.2.1 of the Work Letter shall be revised to read as follows: “Within ten (10) days thereafter, Landlord shall deliver a check made payable to the applicable Contractor in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1 above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the applicable Second Expansion Space Improvement Allowance (excluding the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the Approved Working Drawings, as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason.”, (vii) the phrase “Subject to the provisions of this Work Letter, a check for the Final Retention payable jointly to Tenant and the applicable Contractor, or directly to such Contractor at Landlord’s reasonable discretion” at the start of Section 2.2.2.2 of the Work Letter shall be revised to read as follows: “Subject to the provisions of this Work Letter, a check for the Final Retention made payable to the applicable Contractor”, (viii) the phrase “If Landlord does not exercise the Construction Risk Alternative,” at the start of Section 4.2.1.2 of the Work Letter shall be deleted in its entirety, (ix) the reference to “One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00)” in the second sentence of Section 4.2.2.1 of the Work Letter shall be replaced by the following: “Fourteen Thousand Two Hundred Twenty and 10/100 Dollars ($14,220.10)”, which amount shall be the Coordination Fee payable in connection with the Second Expansion Space Improvements, (x) the reference to “held at either 100 First Street San Francisco, California or 634 Second Street, San Francisco, California, as designated by Landlord” in Section 4.2.5 of the Work Letter shall be deleted in its entirety and replaced with “held either at 100 First Street, San Francisco, California or telephonically or via video conference, as designated by Tenant”, (xi) Ada Wong shall be removed as Tenant’s representative from Section 6.1 of the Work Letter and Assal Yavari (whose e-mail address for the purposes of the Work Letter is assal.yavari@okta.com and phone number is (888) 722-7871) shall be added as Tenant’s representative in Section 6.1 of the Work Letter, (xii) Eddie Perez shall be removed as a Landlord’s representative from Section 6.2 of the Work Letter, (xiii) the Construction Risk Alternative shall not apply to the Second Expansion Space Improvements and Landlord shall have no right to deliver Landlord’s Construction Risk Notice with respect to such Second Expansion Space Improvements,
(xiv) the references to “IA Interior Architect” in Section 3.1 of the Work Letter shall be replaced with “HDR, Inc.” as an Architect approved by Landlord, (xv) Section 1.2.4 of the Work Letter shall be deleted in its entirety, and (xvi) Section 1.2.5 of the Work Letter shall be replaced by the following: “Landlord’s failure to substantially complete the Required Compliance Corrections within the timeframe set forth in Section 1.2.3 above shall be deemed a “Landlord Caused Delay”, as that term is defined in Section 5.1 below”. Notwithstanding anything to the contrary contained in the Work Letter, Landlord shall make all payments from the Second Expansion Space Improvement Allowance pursuant to Section 4.2.1.2 of the Work Letter, it being the intent of the parties that all funds and payments shall be made on a pari passu basis. Notwithstanding anything to the contrary contained in the Work Letter, except as expressly set forth in the Work Letter, as amended by this Section 7, with respect to a Completion Delay, any unused portion of the Second Expansion Space Improvement Allowance remaining as of the date that is eighteen (18) months following the Second Expansion Space Construction Start Date (the “Second Expansion Space Improvement Allowance Sunset Date”) shall remain with Landlord and Tenant shall have no further right thereto; provided, however, to the extent Tenant timely requested disbursement for any Improvement Allowance Items for the Second Expansion Space, as applicable, in accordance with the TCCs of the Work Letter, as amended by this Section 7, prior to the Second Expansion Space Improvement Allowance, Landlord shall provide such disbursement subject to and in accordance with Section 2.2 of the Work Letter, as amended by this Section 7. Notwithstanding anything to the contrary herein, Tenant’s failure to request disbursement of the Second Expansion Space Improvement Allowance by the Second Expansion Space Improvement Allowance Sunset Date shall not be deemed a Tenant default under the Lease. Landlord and Tenant acknowledge and agree that the Second Expansion Space Improvement Allowance Sunset Date shall be postponed by the number of days that Tenant’s Substantial Completion of the Second Expansion Space Improvements is delayed due to a Completion Delay.

7.2Tenant Restroom Work. Notwithstanding anything to the contrary contained in the Lease (including the Work Letter), as amended hereby, Landlord acknowledges and agrees that (a) Tenant shall be permitted to perform certain restroom work for the Second Expansion Space as Second Expansion Space Improvements, including, without limitation, any work required to correct violations of applicable Laws relating to the restrooms pursuant to a design and with finishes selected by Tenant (the “Tenant Restroom Work”), which Tenant Restroom Work shall be subject to application of the Second Expansion Space Improvement Allowance, (b) Landlord hereby conceptually approves of Tenant’s construction of the Tenant Restroom Work (subject to Landlord’s approval of the final plans therefor, which approval shall not be unreasonably withheld, conditioned or delayed, and otherwise in accordance with the terms and conditions of the Work Letter, as amended by this Section 7), (c) Tenant shall have no obligation to remove or otherwise restore any portion of the Tenant Restroom Work at the expiration or earlier termination of the Lease, and for the avoidance of doubt the Tenant Restroom Work shall not be deemed to be a Specialty Alteration under the Lease, and (d) following substantial completion of the Tenant Restroom Work, such Tenant Restroom Work shall not be deemed to be Specialty Alterations. Accordingly, for purposes of this Amendment, (i) the first sentence of Section 1.2.1 of the Work Letter is hereby deleted in its entirety and replaced with the following: “In connection with Tenant’s construction of the Second Expansion Space Improvements, Landlord shall be responsible, at Landlord’s sole cost and expense, for any work (the “Landlord Work”) required to correct any existing violations of applicable Laws (as interpreted and enforced as of Second Expansion Space Construction Start Date) relating to (any such work is hereinafter referred to as “Required Compliance Corrections”): (i) the path of travel to the Second Expansion Space, and (ii) the Common Areas of the Building outside of the Second Expansion Space, to the extent the performance of any such work in the Common Areas of the Building is necessary in order for Tenant to obtain (A) a building permit for the Second Expansion Space Improvements (provided that the Second Expansion Space Improvements are Typical Office Improvements, and are not Specialty Alterations or “Ancillary Use Improvements”, as that term is defined below), or (B) a certificate of occupancy or similar governmental approval necessary for Tenant to occupy the Second Expansion Space for general office use; provided, however, that in no event shall the Landlord Work be deemed to include any Required Compliance Corrections to the extent the same are triggered by the specialized use of the Second Expansion Space (other than for general office use) by Tenant or any Tenant Parties (including, without limitation, for the Ancillary Uses, as defined in the Lease) or any Alterations performed in the Second Expansion Space by or on behalf of Tenant (other than any Typical Office Improvements).”, (ii) the reference to “(except with respect to the Required Restroom Compliance Corrections, as provided below)” set forth in Section 1.2.3 of the Work Letter is hereby deleted in its entirety, and (iii) the last two (2) sentences of Section 1.2.3 of the Work Letter are hereby deleted in their entireties.

8.Stipulation of Rentable Square Feet of Second Expansion Space. For purposes of this Amendment, “rentable square feet” of the Second Expansion Space shall be deemed as set forth in Recital B. The Second Expansion Space shall not be subject to remeasurement during the initial Lease Term.

9.Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

9.1Insurance. Tenant’s insurance required under Section 10.3 of the Original Lease (“Tenant’s Insurance”) shall include the Second Expansion Space as of the Second Expansion Space Construction Start Date (the “Second Expansion Space Insurance Start Date”). Tenant shall provide Landlord with a certificate of insurance, in form and substance satisfactory to Landlord and otherwise in compliance with Section 10.5 of the Original Lease, evidencing that Tenant’s Insurance covers the Second Expansion Space, on or before the Second Expansion Space Insurance Start Date, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance.

9.2Parking. Tenant may elect to rent from Landlord, on a monthly basis up to six (6) additional valet parking passes (the “Second Expansion Space Parking Allocation”) which parking passes shall pertain to the Parking Garage and be effective concurrent with the Second Expansion Effective Date. All references in Section 12.2 of the First Amendment to “Tenant’s Parking Allocation” shall mean and refer, collectively, to Tenant’s Parking Allocation set forth therein and the Second Expansion Space Parking Allocation. Within thirty (30) days after the Second Expansion Effective Date (such date is hereinafter referred to as the “Additional Parking Election Deadline”), Tenant shall deliver to Landlord a Parking Election Notice (as defined in Section 28.1 of the Original Lease), specifying how many of the parking passes in the Second Expansion Space Parking Allocation Tenant has elected to rent for the remainder of the Lease Term. If Tenant fails to deliver the Parking Election Notice on or before the Additional Parking Election Deadline, then Tenant shall be deemed to have elected to rent all of the parking passes in the Second Expansion Space Parking Allocation. Tenant’s leasing of any or all of the parking passes in the Second Expansion Space Parking Allocation shall be subject to the terms and conditions of Article 28 of the Original Lease (as amended by the First Amendment).

9.3Extension Option. Landlord and Tenant acknowledge and agree that Tenant’s option to extend the Lease Term, set forth in Section 2.2 of the Original Lease (as amended by the First Amendment) shall apply to the Existing Premises and the Second Expansion Space and that, subject to and in accordance with the terms of Section 2.2 of the Original Lease (as amended by the First Amendment) (i) Tenant shall have the right to extend the Lease Term with respect to the Second Expansion Space, to be coterminous with the Option Term (as defined in Section 2.2.1 of the Original Lease); and (ii) notwithstanding anything to the contrary contained in the Lease, as amended hereby, if Tenant elects, in Tenant’s sole discretion, to exercise its option to extend the Lease Term with respect to the Second Expansion Space, the determination of continuous floors in Section 2.2.1(iii) of the Original Lease (as amended by the First Amendment) from the bottom up, or from the top down, as applicable, shall be deemed to include the Second Expansion Space.

9.4Capital Costs for Second Expansion Space. Clause (y) of Section 4.2.4(xiii) of the Original Lease (as amended by the First Amendment) is hereby amended and restated as follows:

“(y) with respect to Phase II Premises or the Must-Take Space after the Lease Commencement Date applicable thereto, the Expansion Space after the Expansion Effective Date, the 25th Floor Must-Take Space after the 25th Floor Must-Take Effective Date, or the Second Expansion Space after the Second Expansion Effective Date;”

9.5Exclusion of Second Expansion Space from Operating Costs. Section 4.2.4 of the Original Lease (as amended by the First Amendment) is hereby amended to add a new exclusion (tt) to the list of exclusions of Operating Costs as follows:

“(tt) to the extent the Base, Shell and Core relating to the Second Expansion Space is not in compliance with Laws as of the Second Expansion Effective Date, the costs of bringing the Base, Shell and Core relating to the Second Expansion Space into compliance with applicable Laws.”

9.6Limitation on Landlord Damages. The final sentence of Section 19.2.1 of the Original Lease (as amended by the First Amendment) is hereby amended and restated in its entirety as follows:

“Notwithstanding the foregoing, Landlord’s damages in the event of any event of default by Tenant shall not include any construction costs paid or incurred by Landlord, any brokerage commissions or allowances paid by Landlord to Tenant (including the Improvement Allowance, Expansion Improvement Allowance, Second Expansion Improvement Allowance, or any other allowance) or any free rent provided to Tenant (or any rent attributable to any period between the delivery date for any Phase of the Premises, the Expansion Space, the Must-Take Space or the Second Expansion Space (and, if applicable, the 25th Floor Must-Take Space), and the Lease Commencement Date for such Phase of the Premises, the Expansion Effective Date for the Expansion Space,
the Must-Take Effective Date for the Must-Take Space, or the Second Expansion Effective Date for the Second Expansion Space (or, if applicable, the 25th Floor Must- Take Effective Date)).”

10.Miscellaneous.

10.1This Amendment, including Exhibit A (Outline and Location of Second Expansion Space) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein, and the leasing of the Second Expansion Space pursuant to this Amendment shall supersede the provisions of Section 1.3 of the Original Lease. There have been no additional oral or written representations or agreements. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

10.2Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

10.3Neither party shall be bound by this Amendment until both parties have executed and delivered the same to each other.

10.4Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Colliers International. Tenant agrees to indemnify and hold Landlord and the Landlord Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment other than CBRE, Inc. Landlord agrees to indemnify and hold Tenant and the Tenant Parties harmless from all claims of any other brokers claiming to have represented Landlord in connection with this Amendment.

10.5The terms and conditions of Section 29.43 of the Original Lease shall apply to this Amendment.

10.6For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that neither the Premises nor the interior of the Building have undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction- related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp approved in advance by Landlord, subject to Landlord’s reasonable rules and requirements; (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Premises to correct violations of construction-related accessibility standards; and (c) if anything done by or for Tenant in its use or occupancy of the Premises shall require any improvements or repairs to the Building or Project (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse

Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor together with reasonable supporting evidence, as Additional Rent, for the cost incurred by Landlord in connection with performing such improvements or repairs. The foregoing verification is included in this Amendment solely for the purpose of complying with California Civil Code Section 1938 and the terms of this Section 10.6 regarding the parties’ liability for construction related accessibility requirements shall apply only in the event Tenant exercises a right to conduct a CASp inspection and shall not in any manner otherwise affect Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as are expressly set forth in the Lease, as amended hereby.

10.7THE PARTIES HERETO CONSENT AND AGREE THAT THIS AMENDMENT MAY BE SIGNED AND/OR TRANSMITTED BY FACSIMILE, E-MAIL OF A .PDF DOCUMENT OR USING ELECTRONIC SIGNATURE TECHNOLOGY (E.G., VIA DOCUSIGN OR SIMILAR ELECTRONIC SIGNATURE TECHNOLOGY), AND THAT SUCH SIGNED ELECTRONIC RECORD SHALL BE VALID AND AS EFFECTIVE TO BIND THE PARTY SO SIGNING AS A PAPER COPY BEARING SUCH PARTY’S HAND-WRITTEN SIGNATURE. THE PARTIES FURTHER CONSENT AND AGREE THAT (1) TO THE EXTENT A PARTY SIGNS THIS DOCUMENT USING ELECTRONIC SIGNATURE TECHNOLOGY, BY CLICKING “SIGN”, SUCH PARTY IS SIGNING THIS AMENDMENT ELECTRONICALLY, AND (2) THE ELECTRONIC SIGNATURES APPEARING ON THIS AMENDMENT SHALL BE TREATED, FOR PURPOSES OF VALIDITY, ENFORCEABILITY AND ADMISSIBILITY, THE SAME AS HAND-WRITTEN SIGNATURES.

10.8To induce Tenant to execute this Amendment, and in addition to the other representations and warranties of Landlord contained in the Lease, as amended hereby, Landlord warrants and represents that:

(a)As of Second Expansion Space Construction Start Date, no person or entity (except Tenant) has any right to lease or take possession of any portion of the Second Expansion Space.

(b)As of the date of this Amendment, to Landlord’s knowledge, no restrictions contained in any leases of other tenants at the Project do or shall prohibit, restrict, conflict with or adversely affect Tenant’s use and occupancy of the Second Expansion Space or the Premises or the intended use of the rights granted to Tenant in the Lease, as amended hereby, including the Ancillary Uses.

(c)As of the date of this Amendment, no Security Document that affects the validity of the Lease, as amended hereby, encumbers Landlord’s interest in the Building or Project as of the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

KR 100 FIRST STREET OWNER, LLC,
a Delaware limited liability company

By:    100 First Street Member, LLC,
a Delaware limited liability company, its Manager

By:    Kilroy Realty, L.P.,
a Delaware limited partnership, its Managing Member

By:    Kilroy Realty Corporation, a Maryland corporation,     its General Partner

By:
Name: John Osmond
Title: SVP Asset Management

By:
Name: Eileen Kong
Title: SVP Asset Management

TENANT:

OKTA, INC.,
a Delaware corporation

By:
Name: Jonathan Runyan
Title: General Counsel and Secretary

[Signature Page to Third Amendment to Office Lease]

EXHIBIT A – OUTLINE AND LOCATION OF SECOND EXPANSION SPACE

Exhibit A is intended only to show the general layout of the Second Expansion Space as of the beginning of the Second Expansion Effective Date. It is not to be scaled; any measurements or distances shown should be taken as approximate.